                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                  by and among

                             MTC TECHNOLOGIES, INC.,

                           MODERN TECHNOLOGIES CORP.,

                                  VISHAL SOIN,

                                    AMOL SOIN

                                       and

                                    INDU SOIN



                           Dated as of October 1, 2003

                               TABLE OF CONTENTS

                                                                                 Page
ARTICLE I       :  DEFINITIONS ................................................     1

ARTICLE II      :  PURCHASE AND SALE ..........................................     8

     2.1    Purchase and Sale of the Shares ...................................     8

     2.2    Purchase Price ....................................................     8

ARTICLE III     :  DELIVERIES AND OTHER ACTIONS ...............................    13

     3.1    Deliveries by the Shareholders ....................................    13

     3.2    Deliveries by the Buyer and the Parent, as Applicable .............    15

ARTICLE IV      :  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS .........    15

     4.1    Existence and Good Standing .......................................    15

     4.2    Power .............................................................    16

     4.3    Validity and Enforceability .......................................    16

     4.4    Capitalization of the Company .....................................    16

     4.5    No Conflict .......................................................    16

     4.6    Consents ..........................................................    16

     4.7    Property ..........................................................    17

     4.8    Litigation ........................................................    18

     4.9    Compliance with Laws ..............................................    18

     4.10   Necessary Property and Conditions of Property .....................    19

     4.11   Conduct of Business ...............................................    19

     4.12   Labor Matters .....................................................    20

     4.13   Employee Benefit Plans ............................................    21

     4.14   Environmental .....................................................    23

     4.15   Contracts .........................................................    24

     4.16   Licenses and Permits ..............................................    25

     4.17   Intellectual Property .............................................    25

     4.18   Insurance .........................................................    26

     4.19   Financial Statements ..............................................    26

     4.20   Undisclosed Liabilities ...........................................    27

     4.21   Accounts Receivable ...............................................    27

                               TABLE OF CONTENTS
                                  (continued)

                                                                                 Page
    4.22    Bank Accounts .....................................................    28

    4.23    Indebtedness ......................................................    28

    4.24    Taxes .............................................................    28

    4.25    Customers, Suppliers and Subcontractors ...........................    30

    4.26    Disclosure ........................................................    31

    4.27    Related Party Transactions ........................................    31

    4.28    Brokers ...........................................................    31

    4.29    Investment Intent and Experience ..................................    31

ARTICLE V       :  REPRESENTATIONS AND WARRANTIES OF THE PARENT ...............    32

    5.1     Existence and Good Standing .......................................    32

    5.2     Power .............................................................    32

    5.3     Validity and Enforceability .......................................    32

    5.4     No Conflict .......................................................    32

    5.5     Consents ..........................................................    32

    5.6     Brokers ...........................................................    32

    5.7     Valid Issuance of Parent Common Stock .............................    33

ARTICLE VI      :  TAX MATTERS ................................................    33

    6.1     Returns ...........................................................    33

    6.2     Apportionment of Taxes ............................................    33

    6.3     Cooperation; Audits ...............................................    34

    6.4     Controversies .....................................................    34

    6.5     Amended Returns ...................................................    34

ARTICLE VII     :  REMEDIES ...................................................    35

    7.1     General Indemnification Obligation ................................    35

    7.2     Notice and Opportunity to Defend ..................................    35

    7.3     Survivability; Limitations ........................................    36

    7.4     Specific Performance ..............................................    37

    7.5     Setoff ............................................................    38

    7.6     Shareholders Representative .......................................    38

ARTICLE VIII    :  MISCELLANEOUS ..............................................    39

                               TABLE OF CONTENTS
                                  (continued)

                                                                                 Page
    8.1     Further Assurances ................................................    39

    8.2     Press Release and Announcements ...................................    39

    8.3     Expenses ..........................................................    39

    8.4     No Assignment .....................................................    39

    8.5     Headings ..........................................................    39

    8.6     Integration, Modification and Waiver ..............................    39

    8.7     Construction ......................................................    39

    8.8     Severability ......................................................    40

    8.9     Notices ...........................................................    40

    8.10    Governing Law .....................................................    42

    8.11    Counterparts ......................................................    42

                                LIST OF EXHIBITS

Exhibit A    Form of Non-Competition Agreement
Exhibit B    Form of Release
Exhibit C    Form of Registration Rights Agreement

                            STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of this 1/st/ day of October, 2003, is by and among MTC TECHNOLOGIES, INC., a Delaware corporation (the "Parent"), MODERN TECHNOLOGIES CORP., an Ohio corporation and wholly owned subsidiary of the Parent (the "Buyer"), Vishal Soin, Amol Soin and Indu Soin (the "Shareholders").


                                    RECITALS

            A. The Shareholders are the registered and beneficial owners of all of the issued and outstanding shares (the "Shares") of common stock, without par value("Common Stock"), of International Consultants, Inc., an Ohio corporation (the "Company");

            B. The Shareholders desire to sell to the Buyer, and the Parent desires for Buyer to purchase from the Shareholders, all of the Shares, subject to the terms and conditions set forth in this Agreement; and

            C. The Agreement and the transactions contemplated thereby have been approved and adopted by the disinterested directors of the Parent.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                             ARTICLE I: DEFINITIONS

     "2003 NCM" means NCM of the Company for the year ended December 31, 2003.

     "2004 NCM" means NCM of the Company for the year ended December 31,2004.

     "2003 Remaining Amount" has the meaning set forth in Section 2.2(d)(iv).

     "2004 Remaining Amount" has the meaning set forth in Section 2.2(d)(v).

     "Actual DSOs" has the meaning set forth in Section 2.2(b)(i).

     "Affiliate" of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person. The term "Affiliate" also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

     "Agreement" has the meaning set forth in the preamble.

     "Ancillary Agreements" means the Non-Competition Agreement, the Employment Agreements, the Registration Rights Agreement and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Parent, the Buyer, certain of the Company's employees or any of the Shareholders, as applicable in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

     "Arbitration Firm" has the meaning set forth in Section 2.2(d)(ii).

     "Benchmark DSOs" has the meaning set forth in Section 2.2(b)(i).

     "Bonus Payments" mean the (a) bonus payments that the Company agreed to pay prior to the date hereof in connection with the termination of employment of any of the Company's employees, and (b) any bonuses that the Company agreed to pay prior to the date hereof that relate to the performance of the Company prior to and including September 30, 2003.

     "Buyer" has the meaning set forth in the preamble.

     "Claims Notice" has the meaning set forth in Section 7.2(a).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" has the meaning set forth in the recitals.

     "Company" has the meaning set forth in the recitals.

     "Company Stock" has the meaning set forth in Section 2.2(a).

     "Consents" means any consent, approval, authorization, qualification, or waiver of, or notice to, any third party or Governmental Authority.

     "Contingent Due Date" has the meaning set forth in Section 2.2(c)(iii).

     "Contingent Payments" has the meaning set forth in Section 2.2(c)(i).

     "Contingent Stock" has the meaning set forth in Section 2.2(c)(iii).

     "Contracts" means all contracts, agreements (including, without limitation, employment, non-disclosure, teaming, subcontracting and non-competition agreements), leases (whether real or personal property), commitments, instruments, guarantees, bids, orders and proposals and all oral understandings.

     "Controlled Group" has the meaning set forth in Section 4.13(a).

     "Dispute Notice" has the meaning set forth in Section 6.1.

     "Earnout Payments" has the meaning set forth in Section 2.2(d)(vi).

     "Earnout Stock" has the meaning set forth in Section 2.2(d)(vi).

     "Employee Plans" has the meaning set forth in Section 4.13(a).

     "Environment" means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality.

     "Environmental Condition" means any condition of the Environment with respect to the Real Property, or with respect to any other real property at which any Hazardous Material generated by the operation of the business of the Company prior to the date of this Agreement has been treated, stored or disposed of, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results in any Release, or Threat of Release, damage, loss, cost, expense, claim, demand, order or liability, alleged or imposed by any Person (including, without limitation, any Governmental Authority).

     "Environmental Law" means any federal, state or local law, regulation, rule, ordinance, policy or guideline relating to the Environment implementing or otherwise dealing with the subject matter thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Representations" has the meaning set forth in Section 7.3(a).

     "Expiration Date" has the meaning set forth in Section 7.3(a).

     "Federal Acquisition Regulations" means the Federal Acquisition Regulations as codified in the Code of Federal Regulations at 48 C.F.R. Section 1 et seq.

     "Financial Statements" has the meaning set forth in Section 4.19(a).

     "GAAP" means U.S. generally accepted accounting principles.

     "Governmental Authority" means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

     "GSA FAST" means the General Services Administration Federal
Acquisitions Services for Technology contract No. GS06K97BND0795, dated as of August 25, 1997, by and between the Company and the United States General Services Administration.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions orotherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part); provided, however, that the term Guarantee shall not include endorsements for deposit or collection in the Ordinary Course of Business.
The term "Guarantee" used as a verb has a correlative meaning.

     "Hazardous Material" means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials as defined in or the subject of any Environmental Law.

     "Indebtedness" of any Person means: either (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP or (v) for all or any part of the deferred purchase price of equity, property or services (other than trade payables), including any earn-out, redemption payment, contingent or non-compete payments, or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorneys' fees) associated with the prepayment of any Indebtedness, (B) all "cut" but uncashed checks issued by the Company that are outstanding as of the date of this Agreement, and (C) any and all amounts owed by the Company to any of its Affiliates including, without limitation, any of the Shareholders or their respective Affiliates.

     "Indemnified Party" has the meaning set forth in Section 7.2(a).

     "Indemnifying Party" has the meaning set forth in Section 7.2(a).

     "Initial Purchase Price" has the meaning set forth in Section 2.2(b)(v).

     "Intellectual Property" means all of the following that is owned by, issued to or licensed to the Company that is used in the business of the Company, along with all income, royalties, damages and payments due or payable on the date of this Agreement or thereafter, including, without limitation, damages and payments for past or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, domain names, trade names and corporate names together with all goodwill associated therewith, including, without limitation, the use of the current corporate name and all translations, adaptations, derivations and combinations of the foregoing; copyrights and copyrightable works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential business information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information); computer software and websites (including, without limitation, data and related documentation); other intellectual property rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 4.17.

     "Interim Financial Statements" has the meaning set forth in
Section 4.19(a).

     "Investment" means any equity interest, directly or indirectly, in any Person.

     "IRS" means the Internal Revenue Service.

     "Law" means common law and any law, statute, code, ordinance, regulation or other requirement of any Governmental Authority.

     "Leased Real Property" has the meaning set forth in Section 4.7(b).

     "Liability Claim" has the meaning set forth in Section 7.2(a).

     "Lien" has the meaning set forth in Section 2.1.

     "Listed Contracts" has the meaning set forth in Section 2.2(c)(i).

     "Litigation Conditions" has the meaning set forth in Section 7.2(b).

     "Logjams I" means the Logistics Joint Administrative Management Support Services contract No. DAKF11-99-D-0007, dated as of December 14, 1998, by and between the Company and the United States Army Logistics Joint Administrative Management Support Services.

     "Losses" has the meaning set forth in Section 7.1.

     "Material Customers" has the meaning set forth in Section 4.25(a).

     "Material Subcontractors" has the meaning set forth in Section 4.25(c).

     "Material Suppliers" has the meaning set forth in Section 4.25(b).

     "NCM" means gross profit (which is also referred to as net contribution margin) (or other equivalent financial measure mutually agreed to by the parties including appropriate substitute goals); provided however, that (a) "NCM" for any relevant period shall be computed as if no business unit had been directly or indirectly acquired or disposed of by the Company after the date of this Agreement, and (b) any expense allocations of the Company created under the

Buyer's control may be included in the calculation of NCM only to the extent that the Buyer creates equivalent cost reductions for the Company.

     "NCM Payment Due Date" means the fifth business day after the final determination of NCM for each of the years ended December 31, 2003 and 2004.

     "NCM Schedule" has the meaning set forth in Section 2.2(d)(i).

     "Non-Competition Agreement" has the meaning set forth in Section 3.1(b).

     "Order" means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Parent" has the meaning set forth in the preamble.

     "Parent Common Stock" means the common stock, par value $0.001 per share, of the Parent.

     "Permit" means any permit, license, approval, consent or authorization issued by a Governmental Authority.

     "Permitted Liens" means (a) Liens for current (but not respread) Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the date of this Agreement and (b) those matters that are set forth on Schedule 1.1.

     "Person" means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

     "Post-Closing Tax Period" means any Tax period (or portion thereof) beginning on or after the date of this Agreement.

     "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending before the date of this Agreement.

     "Purchase Price" has the meaning set forth in Section 2.2(a).

     "Real Property" means any and all real property and interests in real property of the Company, including the Leased Real Property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Company.

     "Real Property Leases" has the meaning set forth in Section 4.7(b).

     "Registration Rights Agreement" has the meaning set forth in
Section 3.1(d).

     "Reimbursement" has the meaning set forth in Section 2.2(c)(ii).

     "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Material into the Environment.

     "Returns" means all Tax returns, statements, reports and forms (including estimated Tax or information returns and reports).

     "Selling Expenses" means all costs, fees and expenses of outside professionals incurred by the Company relating to the process of selling the Company whether incurred in connection with this Agreement or otherwise, including, without limitation, all legal fees, accounting, tax, broker and investment banking fees and other related expenses. The certificate referenced in Section 3.1(i) sets forth the entire amount of the Selling Expenses (indicating the amount and the Person to whom such Selling Expense has been paid or is owed).

     "Service Contract Act" means the Service Contract Act of 1965, as amended, as codified in the United States Code at 41 U.S.C. Section 351 et seq.

     "Shares" has the meaning set forth in the recitals.

     "Shareholders Representative" means Vishal Soin.

     "Shareholders" has the meaning set forth in the preamble.

     "Shortfall" has the meaning set forth in Section 2.2(c)(ii).

     "Subsidiary" means any Person of which at least 20% of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are at the time owned by the Company, by one or more directly or indirectly wholly or partially owned subsidiaries of the Company or by the Company and one or more such subsidiaries, whether or not at the time the shares of any other class or classes or other equity interests of such Person shall have or might have voting power by reason of the happening of any contingency.

     "Tangible Personal Property" has the meaning set forth in Section 4.7(c).

     "Tacom I" means the Tank-Automotive and Armaments Command contract No. DAAE07-99-D-S011, dated as of June 17, 1999, by and between the Company and the United States Army Tank-Automotive and Armaments Command.

     "Tax" means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, whether disputed or not, (b) any liability of the Company for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability of the Company for payment of such amounts was determined or taken into account with reference to the liability of any other Person and (c) any liability of the Company for the payment of any amounts as a result of being a party to any Tax sharing agreements or arrangements (whether or not written) binding on the Company or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

     "Tax Matter" has the meaning set forth in Section 6.4.

     "Tax Returns" means any report, return or other information required to be supplied to any Taxing Authority in connection with Taxes.

     "Taxing Authority" means any Governmental Authority responsible for the imposition of any Tax.

     "Threat of Release" means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the Environment that might result from such Release.

     "Transferred Business" has the meaning set forth in Section 2.2(c)(i).

     "Truth in Negotiations Act" means the Truth in Negotiations Act of 1962, as codified in the United States Code at 10 U.S.C. Section 2306 et seq.

     "US Army Force Com" means the U.S. Army Force Command work under Logistics Joint Administrative Management Support Services contract No. DAKF11-99-D-0007, dated as of December 14, 1998, by and between the Company and the United States Army Logistics Joint Administrative Management Support Services.

                         ARTICLE II : PURCHASE AND SALE

         2.1 Purchase and Sale of the Shares. Concurrently with the execution of this Agreement, the Buyer shall purchase from the Shareholders, and the Shareholders shall sell, transfer, assign, convey and deliver to the Buyer, all of the Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Shares (collectively, "Liens").

         2.2 Purchase Price.

             (a) Subject to Sections 2.2(c) and (d), in full consideration for the transfer of the Shares (x) the Parent will pay or cause to be paid to the Shareholders Representative, for the benefit of the Shareholders, that number of shares of Parent Common Stock (the "Company Stock") equal to $2,400,000 divided by the average closing price per share of the Parent Common Stock, as quoted on the Nasdaq National Market, for the twenty-trading-day period ending immediately prior to two trading days before the date of this Agreement, and (y) the Buyer will cause to be paid, concurrently with the execution of this Agreement up to $7,500,000 of the Indebtedness and Selling Expenses of the Company as of the date of this Agreement. The "Purchase Price" equals the sum of (i) the Initial Purchase Price, (ii) the Contingent Payments, and (iii) the Earnout Payments.

             (b)   Working Capital Adjustment.

             (i) Within 30 days after the date of this Agreement, the Buyer, with the participation of the Shareholders Representative, shall calculate, and deliver to the Shareholders Representative a statement of, the average value (the "Benchmark DSOs") of (x) the days sales outstanding as measured by accounts receivable for the Company as of March 31, 2003, (y) the days sales outstanding as measured by accounts receivable for the Company as of April 30, 2003, and (z) the days sales outstanding as measured by accounts receivable for the Company as of May 31, 2003. Within 30 days after the date of this Agreement, the Buyer, with the participation of the Shareholders Representative, shall also calculate, and deliver to the Shareholders Representative a statement of, the days sales outstanding for accounts receivable for the Company as of September 30, 2003 (the "Actual DSOs"). The Benchmark DSOs and Actual DSOs shall be calculated consistent with GAAP and in the manner illustrated on Schedule 2.2(b).

             (ii) If Benchmark DSOs exceeds Actual DSOs, then the Shareholders will pay or cause to be paid to the Parent an amount in cash equal to the product of (w) the accounts receivable of the Company as of September 30, 2003 and (x) the difference between Benchmark DSOs and Actual DSOs divided by Actual DSOs. If Actual DSOs exceeds Benchmark DSOs, then the Parent will pay or cause to be paid to the Shareholders Representative, for the benefit of the Shareholders, an amount in cash equal to the product of (y) the accounts receivable of the Company as of September 30, 2003 and (z) the difference between Actual DSOs and Benchmark DSOs divided by Actual DSOs.

             (iii) If the sum of the Indebtedness and the Selling Expenses of the Company as of the date of this Agreement exceeds $7,500,000, then any amount paid by the Parent to the Shareholders Representative under
          Section 2.2(b)(ii) will be reduced by the amount by which the sum of the Indebtedness and the Selling Expenses of the Company as of the date of this Agreement exceeds $7,500,000. If the sum of the Indebtedness and Selling Expenses of the Company as of the date of this Agreement is less than $7,500,000, then the Parent will pay or cause to be paid to the Shareholders Representative, for the benefit of the Shareholders, an amount in cash equal to the amount by which the sum of the Indebtedness and the Selling Expenses of the Company as of the date of this Agreement is less than $7,500,000.

             (iv) Any payment under Section 2.2(b) will be made by bank wire transfer of immediately available funds to an account designated by the Parent or the Shareholders Representative, as applicable, within five business days after Actual DSOs are finally determined pursuant to Section 2.2(b), or after the difference between the sum of the Indebtedness and the Selling Expenses of the

          Company as of the date of this Agreement and $7,500,000 is finally determined, whichever is later.

             (v) Payments under Section 2.2 (a) and (b) constitute the "Initial Purchase Price".

             (c)  Contingent Payments.

             (i) With respect to each of the existing Company contracts listed below (the "Listed Contracts"), within five business days following each month between the date of this Agreement and December 31, 2004, and during which there occurs either (x) the continuation under a current contract or a substitute contract of the Buyer or the Company of any existing rights or business under a Listed Contract, or the renewal of any rights or business under a Listed Contract under a new or existing contract vehicle of the Buyer or the Company, other than rights or business that previously fell within clause (y) below, or
          (y) the indication in writing by the Buyer to the Shareholders Representative that the Buyer is satisfied that the continuation or renewal of existing rights or business described in (x) above will occur, the Parent will pay or cause to be paid to the Shareholders Representative, for the benefit of the Shareholders, the amounts of cash and Parent Common Stock determined in accordance with Section 2.2(c)(ii). The amounts to which the Company is entitled as a result of the continuation or renewal, or the anticipated continuation or renewal, of rights and business that fall within the description of clause (x) or clause (y) above on or before December 31, 2004 are referred to as "Transferred Business." The sum of all additional amounts of cash and Parent Common Stock actually paid to the Shareholders Representative pursuant to this Section 2.2(c) is collectively referred to as the "Contingent Payment."

             (ii) The Contingent Payment for any calendar month will, with respect to each Listed Contract, equal (A) the Potential Additional Payment set forth in the table below for the applicable Listed Contract multiplied by (B) the Transferred Business for that Listed Contract during the applicable month divided by the Target Amount for the applicable Listed Contract; provided, however, that the cumulative Contingent Payment with respect to any Listed Contract may not exceed the Potential Additional Payment with respect to the Listed Contract. Notwithstanding the above, for each Contingent Payment made regarding a specific Listed Contract, if the Transferred Business actually received by the Buyer prior to December 31, 2004 is less than the Transferred Business used to calculate such Contingent Payment (the difference between the actual Transferred Business and the Transferred Business used to calculate the Contingent Payment, the "Shortfall"), then, on January 3, 2005, the Shareholders shall pay the Parent, for each relevant Listed Contract, (x) the Shortfall multiplied by (y) the Potential Additional Payment for the applicable Listed Contract divided by the Target Amount for the applicable Listed Contract (the "Reimbursement").

           Listed Contract       Target Amount         Potential Additional Payment
           ---------------       -------------         ----------------------------
GSA FAST                          $ 1,075,000                    $  293,000
US Army Force Com                 $   244,000                    $   66,000
Logjams I                         $10,749,000                    $2,929,000
Tacom I                           $ 6,647,000                    $1,812,000
TOTAL                             $18,715,000                    $5,100,000

             (iii) Prior to the fifth business day after the end of any month during which any Contingent Payments accrue (the "Contingent Due Date"), 22% of the aggregate Contingent Payment for that month will be paid by bank wire transfer of immediately available funds to the Shareholders Representative, for the benefit of the Shareholders, to an account designated in writing by the Shareholders Representative. The remaining 78% of the aggregate Contingent Payment for that month will be paid in Parent Common Stock. The number of shares of Parent Common Stock to be paid as part of a Contingent Payment will be determined by dividing the amount of the Contingent Payment to be paid in Parent Common Stock by the average closing price per share of Parent Common Stock, as quoted on the Nasdaq National Market, for the twenty-trading-day period immediately prior to the end of the applicable month. With respect to each Contingent Payment, payment of all shares of Parent Common Stock owing to the Shareholders Representative, for the benefit of the Shareholders, under this
          Section 2.2(c) (the "Contingent Stock") will be made by delivery of a stock certificate or certificates representing all of the shares of Contingent Stock and any other documents that are necessary to transfer to the Shareholders good and valuable title to the Contingent Stock. For each Reimbursement determined pursuant to Section 2.2(c)(ii) above, the Shareholders shall pay 22% of the Reimbursement by bank wire transfer of immediately available funds to the Parent to an account designated in writing by the Parent. The remaining 78% of each Reimbursement will be paid in Parent Common Stock. The number of shares of Parent Common Stock to be paid as part of each Reimbursement will be determined by dividing the amount of the Reimbursement to be paid in Parent Common Stock by the average closing price per share of Parent Common Stock used to determine the Contingent Payment relating to such Reimbursement. With respect to each Reimbursement, payment of all shares of Parent Common Stock owing to the Parent under this
          Section 2.2(c) will be made by delivery of a stock certificate or certificates representing all of the shares of Parent Common Stock to be paid as part of the Reimbursement and any other documents that are necessary to transfer to the Parent good and valuable title to such Parent Common Stock.

             (d)   Earnout Payment.

             (i) The Buyer will deliver a schedule (the "NCM Schedule") setting forth the NCM of the Buyer for the relevant period, calculated in accordance with GAAP consistently applied employing the historical accounting practices and policies of the Company that were employed in arriving at the NCM targets set forth in Section 2.2(d).

             (ii) Within 45 days following the receipt of each NCM Schedule, the Shareholders Representative, on behalf of the Shareholders, will deliver written notice to the Buyer of any dispute it has with respect to the preparation or content of such NCM Schedule, which notice must specify the disputed item or items. If the Shareholders Representative does not notify the Buyer of a dispute with respect to such NCM Schedule within such 45-day period, such NCM Schedule will be deemed final, conclusive and binding on the parties. If the Shareholders Representative delivers a notice of dispute within such 45-day period, the Buyer and the Shareholder Representative will negotiate in good faith to resolve such dispute. If the Buyer and the Shareholders Representative, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after the Shareholders Representative advises the Buyer of its objections, then the Buyer and the Shareholders Representative will jointly engage an accounting firm mutually agreeable to Buyer and the Shareholders Representative (the "Arbitration Firm") to resolve such dispute. In resolving the dispute, the Arbitration Firm must limit its review to the items that were identified by the Shareholders Representative in the aforementioned notice, and its resolution of the disputed item or items must be based on GAAP. The Arbitration Firm shall deliver to each of the Buyer and the Shareholders Representative its written report as to the final NCM Schedule within 45 days of its engagement. The Buyer and the Shareholders Representative will share equally the fees and expenses of the Arbitration Firm.

             (iii) For purposes of complying with the terms set forth in this
          Section 2.2(d), the Buyer and the Shareholders Representative will cooperate with and make available to the other party and its representatives and the Arbitration Firm (if applicable) all information, records, data and working papers, and will permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of each NCM Schedule and the resolution of any disputes hereunder.

             (iv) If 2003 NCM (as finally determined as set forth above) is less than $2,803,725, no payment to the Shareholders Representative, for the benefit of the Shareholders, will be due hereunder on account of the year ended December 31, 2003. If 2003 NCM (as finally determined as set forth above) equals or exceeds $2,803,725, the Parent will pay or cause to be paid to the Shareholders Representative, for the benefit of the Shareholders, no later than the NCM Payment Due Date for the year ended December 31, 2003, an amount not to exceed $1,250,000, equal to (1) the quotient of (A) the excess of 2003 NCM over $2,803,725, and (B) $934,575, multiplied by (2)
          $1,250,000, payable 22% in cash and the balance (the "2003 Remaining Amount") payable in that number of shares of Parent Common Stock equal to the 2003 Remaining Amount divided by the average closing price per share of Parent Common Stock, as quoted on the Nasdaq National Market, for the twenty-trading-day period ending immediately prior to two trading days before the NCM Payment Due Date for the year ended December 31, 2003.

              (v) If 2004 NCM (as finally determined as set forth above) is less than $3,738,300, no payment to the Shareholders Representative, for the benefit of the Shareholders, will be due hereunder on account of the year ended December 31, 2004. If 2004 NCM (as finally determined as set forth above) equals or exceeds $3,738,300, the Parent will pay or cause to be paid to the Shareholders Representative, for the benefit of the Shareholders, no later than the NCM Payment Due Date for the year ended December 31, 2004, an amount not to exceed $2,750,000, equal to (1) the quotient of (A) the excess of 2004 NCM over $3,738,300, and (B) 1,309,500, multiplied by (2)
          $2,750,000, payable 22% in cash and the balance (the "2004 Remaining Amount") payable in that number of shares of Parent Common Stock equal to the 2004 Remaining Amount divided by the average closing price per share of Parent Common Stock, as quoted on the Nasdaq National Market, for the twenty-trading-day period ending immediately prior to two trading days before the NCM Payment Due Date for the year ended December 31, 2004.

              (vi) The sum of all additional amounts of cash and Parent Common Stock owing to the Shareholders Representative, for the benefit of the Shareholders, under this Section 2.2(d) is collectively referred to as the "Earnout Payments". With respect to the Earnout Payments, payment of all shares of Parent Common Stock owing to the Shareholders Representative, for the benefit of the Shareholders, under this
          Section 2.2(d) (the "Earnout Stock") will be made by delivery of a stock certificate or certificates representing all of the shares of Earnout Stock and any other documents that are necessary to transfer to the Shareholders good and valuable title to the Earnout Stock, and payment of all cash owing to the Shareholders Representative, for the benefit of the Shareholders, under this Section 2.2(d) will be paid by wire transfer of immediately available funds to an account that is designated in writing by the Shareholders Representative prior to the applicable NCM Payment Due Date.

              (e) Substitution of Cash Payment. Any payment or partial payment under this Agreement that would cause the aggregate number of shares of Parent Common Stock issued hereunder to exceed 640,000 (adjusted for any stock splits or other similar events) will be made in cash instead of Parent Common Stock.

                   ARTICLE III : DELIVERIES AND OTHER ACTIONS

          3.1 Deliveries by the Shareholders. Concurrently with the execution of this Agreement, the Shareholders shall deliver, or cause to be delivered, to the Buyer and the Parent the following items:

               (a) copies of a receipt evidencing receipt by the Shareholders of the Initial Purchase Price;

               (b) copies of a non-competition agreement, in the form attached hereto as Exhibit A, by and among Vishal Soin, the Company and the Buyer, duly executed by Vishal Soin and the Company (the "Non-Competition Agreement");

               (c) copies of releases, in substantially the form attached hereto as Exhibit B, duly executed by each of the Shareholders;

               (d) copies of the registration rights agreement, in substantially the form attached hereto as Exhibit C, by and among the Shareholders and the Parent, duly executed by each of the Shareholders (the "Registration Rights Agreement");

               (e) (i) stock certificates representing all of the Shares with duly executed stock powers attached in proper form for transfer to the Buyer and (ii) any other documents that are necessary to transfer to the Buyer good and valid title to the Shares, with any necessary transfer tax stamps affixed or accompanied by evidence that all stock transfer taxes have been paid;

               (f) copies of a reasonably current long-form good standing certificate for the Company issued by the Secretary of State of the State of Ohio and in each state in which the Company is qualified to do business as a foreign corporation;

               (g) copies of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Ohio, and copies of the Code of Regulations of the Company, certified by an officer of the Company;

               (h) the original corporate record books and stock record books of the Company;

               (i) copies of a certificate of an officer of the Company, dated as of the date of this Agreement, setting forth in sufficient detail acceptable to the Buyer the aggregate amount of (i) Indebtedness of the Company and (ii) Selling Expenses of the Company;

               (j) payoff letters and other instruments as may be requested by the Buyer to extinguish all Indebtedness of the Company and all security interests related thereto to the extent directed by the Buyer;

               (k) copies of all of the Consents listed on Schedule 4.6 and
     Schedule 4.7(b);

               (l) copies of written resignations of each director of the Company listed on Schedule 3.1(l);

               (m) copies of a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by each Shareholder;

                (n) copies of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, certified by an appropriate officer of the Company; and

                (o) such other documents and instruments as the Buyer shall reasonably request to consummate the transactions contemplated hereby.

          3.2 Deliveries by the Buyer and the Parent, as Applicable. Concurrently with the execution of this Agreement, the Buyer and the Parent, as applicable, shall deliver to the Shareholders the following items:

                (a) the Initial Purchase Price, payable as set forth in Section 2.2, including any and all stock certificates representing all of the Company Stock and any other documents that are necessary to transfer to the Shareholders good and valid title to the Company Stock;

                (b) copies of the Non-Competition Agreement, duly executed by the Buyer;

                (c) copies of the Registration Rights Agreement, duly executed by the Parent;

                (d) copies of the resolutions of the independent directors of the Board of Directors of the Parent, and resolutions of the Special Committee of the Board of Directors of the Parent authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, as applicable, and the issuance of the Parent Common Stock, certified by an appropriate officer of the Parent; and

                (e) copies of the resolutions of the Sole Shareholder of the Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, as applicable; and

                (f) such other documents and instruments as the Shareholders shall reasonably request to consummate the transactions contemplated hereby.

        ARTICLE IV : REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         The Shareholders jointly and severally represent and warrant to the Buyer and the Parent as follows:

          4.1 Existence and Good Standing. The Company is a corporation duly organized and validly existing under the laws of the State of Ohio and is duly authorized, qualified or licensed to do business as a foreign corporation in each of the jurisdictions set forth on Schedule 4.1, which are the only jurisdictions in which the Company is required to be so qualified.

          4.2 Power. The Company has all necessary power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased and (b) carry on its business as currently conducted.

          4.3 Validity and Enforceability. Each Shareholder has the capacity or the requisite power and authority, as the case may be, to execute, deliver and perform such Shareholder's obligations under this Agreement and the Ancillary Agreements. This Agreement and each of the Ancillary Agreements to which the Shareholders are a party have been duly executed and delivered by each Shareholder and, assuming due authorization, execution and delivery by the Buyer, represent the legal, valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors' rights and remedies generally. No further action on the part of any Shareholder is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

          4.4 Capitalization of the Company. The authorized capital stock of the Company consists of 10,000 shares of Common Stock, of which 3,000 shares are issued and outstanding and all of which have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating the Company to issue, directly or indirectly, any additional shares of its capital stock or other equity securities. The Shares represent the only issued and outstanding shares of capital stock of the Company. There are no agreements, commitments or contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company. Schedule 4.4 sets forth a true and complete statement of the capitalization of the Company. Except as set forth on Schedule 4.4, the Company has no Subsidiaries and no Investments and no outstanding Selling Expenses.

          4.5 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by any of the Shareholders of their obligations hereunder or thereunder will (a) violate or conflict with the Articles of Incorporation (or equivalent document) or the Code of Regulations (or equivalent document) of the Company or any Law or Order, including without limitation, the Federal Acquisition Regulations and supplements and the Truth in Negotiations Act, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment, Contract, agreement, license or other instrument or oral understanding to which the Company or any of the Shareholders is a party or by which any of the assets or the properties of the Company are bound or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Shares or any of the assets or properties of the Company.

          4.6 Consents. Except as set forth on Schedule 4.6, no consent, approval or authorization of any third party or Governmental Authority is required in connection with the execution and delivery by any of the Shareholders of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

          4.7   Property.

                (a) Title. The Shareholders have good and marketable title to the Shares, free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and valid title to the Shares, free and clear of all Liens. Except as set forth on Schedule 4.7(a), the Company does not have any Real Property owned by a Governmental Authority in its possession or under its direct or indirect control. To the extent that the Company does have any Real Property owned by a Governmental Authority in its possession or under its direct or indirect control, the Company has possessed, controlled and maintained such Real Property in accordance with any and all requirements of the applicable Governmental Authorities. The Company does not own any real property.

                (b) Real Property Leases. Schedule 4.7(b) sets forth a true and complete description of all real property leased, licensed to or otherwise used or occupied (but not owned) by the Company (collectively, the "Leased Real Property") including the address thereof, the annual fixed rental, the expiration of the term, any extension options and any security deposits. A true and correct copy of each such lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the "Real Property Leases") has been delivered to the Buyer, and no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by the Company pursuant to a Real Property Lease. Each Real Property Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors' rights and remedies generally. There are no existing defaults by the Company or, to the knowledge of the Company, the lessor under any of the Real Property Leases, and no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any party or give any party the right to terminate, accelerate or modify any Real Property Lease. Except as set forth on Schedule 4.7(b), (i) no consent is required from the lessor under any of the Real Property Leases in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) no Affiliate of the Company or the Shareholders is the owner or lessor of any Leased Real Property.

                (c) Tangible Personal Property. Schedule 4.7(c) sets forth a true and complete list, by category, of all equipment, machinery and other similar tangible personal property, with an individual original cost of $5,000 or more, that is owned or leased by the Company (the "Tangible Personal Property"). The Company is in possession of all Tangible Personal Property. Except as set forth on Schedule 4.7(c), the Company does not have any tangible personal property owned by a Governmental Authority in its possession or under its direct or indirect control. To the extent that the Company does have any tangible personal property owned by a Governmental Authority in its possession or under its direct or indirect control, the Company has possessed, controlled and maintained such tangible personal property in accordance with any and all requirements of the applicable Governmental Authorities.

                (d)  Absence of Violations. Except as set forth on Schedule
    4.7(d):

                (i) To the knowledge of the Company, none of the Real Property, nor the leasing, occupancy or use of the Real Property, is in violation of any Law, including, without limitation, any building, zoning, environmental or other ordinance, code, rule or regulation.

                (ii) To the knowledge of the Company, the condition and use of the Real Property conforms to each applicable certificate of occupancy and all other permits required to be issued in connection with the Real Property. To the knowledge of the Company, the Company has obtained all permits necessary for the operation of the business of the Company at the Real Property.

                (e) No Condemnation. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. The Shareholders have not received any written notice or oral notice of any such proceeding, and the Shareholders have no knowledge that any such proceeding is contemplated.

                (f) Condition of Property. There are no material defects in, mechanical failure of, or damage to, the Real Property. The mechanical, electrical and HVAC systems serving the Real Property are in good working condition.

          4.8 Litigation. There is no instance in which the Company is or has been within the three-year period prior to the date of this Agreement (a) subject to any unsatisfied Order or (b) a party or, to the knowledge of the Company, is threatened to be made a party to any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority. No event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Company, threatened that question the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, there are no pending or threatened (a) claims under or pursuant to any warranty, whether express or implied, on products sold by the Company prior to the date of this Agreement or (b) claims against the Company with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising or any other claims relating to the violation of any Laws relating to anti-competitive practices or unfair trade practices of any kind. Notwithstanding the foregoing, except as set forth on Schedule 4.8, the Company is not and has not been within the three-year period prior to the date of this Agreement subject to any audit or investigation of any Governmental Authority regarding the Company's Contracts or business that could be reasonably likely to result in, or has resulted in, a finding or determination on the part of the Governmental Authority that was unfavorable to the Company or its interests.

          4.9 Compliance with Laws. The Company is now, and has been within the past three years, in compliance with all Laws and Orders, including, without limitation, those respecting (a) employment practices (including, without limitation, all payroll and payroll withholding practices associated therewith, the Fair Labor Standards Act, the Service Contract Act and the Office of Federal Contract Compliance Programs), (b) zoning, (c) delivery practices and procedures (including, without limitation, testing, inspection and disclosure of product specifications), (d) intellectual property, (e) anti-competitive practices or unfair trade practices of any kind, (f) the prices charged by the Company in connection with the marketing or sale of any products or services and (g) the Federal Acquisition Regulations and the Truth In Negotiations Act.

           4.10 Necessary Property and Conditions of Property. The Company is the only operation through which the Company's business is conducted. The assets and properties owned, leased or licensed by the Company are in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties) and constitute all of the properties necessary to conduct the Company's business as it is currently conducted.

           4.11 Conduct of Business. Since December 31, 2002, the business and operations of the Company has been conducted in the Ordinary Course of Business and there has not been any adverse change in the operation of the business or the performance or financial condition of the Company. Without limiting the generality of the foregoing, since December 31, 2002 and except as set forth on
Schedule 4.11, the Company has not:

                (a) borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under lines of credit existing on such date;

                (b) sold, assigned or transferred (including, without limitation, transfers to any employees, shareholders or Affiliates) any assets or properties or cancelled any debts or claims except in the Ordinary Course of Business;

                (c) waived any rights of value or suffered any losses;

                (d) declared or paid any dividends or other distributions with respect to any shares of its capital stock or redeemed or purchased, directly or indirectly, any shares of its capital stock or any options;

                (e) taken any other action or entered into any other transaction (including any transactions with employees, Shareholders or Affiliates) other than in the Ordinary Course of Business or the transactions contemplated by this Agreement and the Ancillary Agreements;

                (f) (i) increased the salary, wages or other compensation rates of any officer, employee, director or consultant with annual salary, annual wages, or other yearly compensation in excess of $50,000 other than in the Ordinary Course of Business, (ii) made or granted any increase in any Employee Plan, or amended or terminated any existing Employee Plan, or adopted any new Employee Plan or (iii) made any commitment or incurred any liability to any labor organization;

                (g) made any capital expenditures or commitments therefor;

                (h) made any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements;

                (i) made any write-off or write-down of or made any determination to write-off or write-down any of its assets and properties;

                (j) made any change in its general pricing practices or policies or any change in its credit or allowance practices or policies;

                (k) entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any Contract that is required (or had it been in effect on the date of this Agreement would have been required) to be disclosed in the schedules to this Agreement;

                (l) commenced or terminated any line of business; or

                (m) received written notice from any customer or supplier that such customer or supplier has ceased, may cease or will cease to do business with it.

           4.12 Labor Matters.

                (a) Union and Employee Contracts. (i) the Company is not a party to or bound by any union contract, collective bargaining agreement, employment contract, independent contractor agreement, consultation agreement or other similar type of contract, (ii) the Company has not agreed to recognize any union or other collective bargaining unit and (iii) no union or collective bargaining unit has been certified as representing the employees of the Company and no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of the Company. The Company has not experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty during the past five years. The Company has complied in all respects with all Laws relating to the employment of labor, including those related to payment of wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes and it has not received any written notice alleging that it has failed to comply in any respect with any such Laws.

                (b) List of Employees, Etc. Schedule 4.12 sets forth a list of all employees (including part-time employees) and consultants of the Company, the rate of all regular and special compensation payable to each such Person in any and all capacities and any regular or special compensation that will be payable to each such Person in any and all capacities as of the date of this Agreement other than the then current accrual of regular payroll compensation. Except as set forth on Schedule 4.12, the Company does not employ any employee who cannot be dismissed immediately, whether currently or immediately after the transactions contemplated by this Agreement and the Ancillary Agreement, without notice and without further liability to the Company, subject to applicable Laws relating to employment discrimination. None of the Shareholders has any knowledge that any of the employees of the Company intends to terminate his or her employment relationship with the Company.

           4.13 Employee Benefit Plans.

                (a) Schedule 4.13 sets forth a complete list of (i) all "employee benefit plans," as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company (or, where indicated below, any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code (the "Controlled Group")) or with respect to which the Company (or, where indicated below, the Controlled Group) has made or is required to make payments, transfers, or contributions (all of the above being individually or collectively referred to as an "Employee Plan" or "Employee Plans," respectively). The Company does not have any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

                (b) True and complete copies of the following materials have been delivered to the Buyer: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description of such Employee Plan, (ii) all determination letters from the IRS with respect to any of the Employee Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports and summary annual reports, (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by the Buyer.

                (c) Each Employee Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company.

                (d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created under an Employee Plan has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

                (e) The Company does not currently have, and at no time in the past has had, an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a "multiemployer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

                (f) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied with (i) the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, (ii) the Health Insurance Portability and Accountability Act of 1996, as amended, and (iii) the Women's Health and Cancer Rights Act of 1998.

                (g) No Employee Plan is or at any time was funded through a "welfare benefit fund" as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees' beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

                (h) There is no pending or threatened assessment, complaint, proceeding or investigation of any kind in any court or before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits), nor is there any basis for one.

                (i) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under and
     (iii) contributions, transfers or payments required to be made to, any Employee Plan prior to the date of this Agreement have been paid, made or accrued on or before the date of this Agreement.

                (j) With respect to any insurance policy that has, or does, provide funding for benefits under any Employee Plan, (i) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and no such proceedings with respect to any insurer are imminent and (ii) there is no liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date of this Agreement.

                (k) No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, (ii) death or retirement benefits under any qualified Employee Plan or (iii) deferred compensation benefits reflected in the Financial Statements.

                (l) The execution and performance of this Agreement and the Ancillary Agreements will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any current or former officer, employee, director or consultant (or dependants of such Persons) or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company.

                (m) The Company has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person.

                (n) No Employee Plan provides benefits to any Person who is not a current employee of the Company or to the dependents or other beneficiaries of any such current employee.

                (o) All contributions required to be paid with respect to workers' compensation arrangements of the Company have been made or accrued as a liability in the Financial Statements.

          4.14 Environmental. Except as set forth on Schedule 4.14:

                (a) To the knowledge of the Company, there are no underground tanks and related pipes, pumps and other facilities regardless of their use or purpose whether active or abandoned at the Real Property.

                (b) There is no asbestos nor any asbestos containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property. The Company does not sell and has not sold any product containing asbestos or that utilizes or incorporates asbestos containing materials in any way.

                (c) The Company is presently and for the past five years has been in compliance with all Environmental Laws applicable to its business or, to the knowledge of the Company, the Real Property, and there exist no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.

                (d) The Company has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at or upon the Real Property, except in compliance with all applicable Environmental Laws, and there has been no Release or Threat of Release of any Hazardous Material at or in the vicinity of the Real Property that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law.

                (e) The Company has not (i) entered into or been subject to any consent decree, compliance order or administrative order with respect to the Real

     Property or any facilities or operations on the Real Property; (ii) received notice under the citizen suit provisions of any Environmental Law in connection with the Real Property; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Condition at the Real Property; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to the Real Property.

                (f) (i) There currently are effective all Permits required under any Environmental Law which are necessary for the Company's activities and operations at the Real Property and for any past or ongoing alterations or improvements at the Real Property; (ii) any applications for renewal of such Permits have been submitted on a timely basis; and (iii) such Permits can be transferred without changes to their terms or conditions.

                (g) The Company has made available to the Buyer copies of all documents, records and information in its possession or control concerning Environmental Conditions, including, without limitation, previously conducted environmental audits and documents regarding any disposal of Hazardous Materials from the Real Property, spill control plans and environmental agency reports and correspondence.

                (h) The Company has not committed any act or failed to commit any act in connection with the performance of services relating to the Environment that could give rise to any liability or obligation on the part of the Company under any Law.

                (i) No person, including any employee of the Company, has been exposed to any Hazardous Material as a result of the operations of the Company which exposure could give rise to any liability or obligation on the part of the Company under any Law.

          4.15 Contracts. Schedule 4.15 sets forth all of the Contracts including, without limitation, any contract, agreement, lease, instrument, guarantee, bid, order or proposal to which the Company is a party or to which any of the assets the Company are bound, (a) governing the borrowing of money or the Guarantee or the repayment of Indebtedness or granting of Liens on any property or asset of the Company (including any such Contract under which the Company has incurred any Indebtedness); (b) providing for the employment of any Person; (c) containing covenants limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area or market;
(d) for the use of or restricting the use of the Intellectual Property; (e) with any directors, officers, employees, Shareholders of the Company or Affiliates of any of the Shareholders; (f) providing for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including, without limitation, computer hardware or software or other property or services) in excess of $10,000; (g) granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of the Company; (h) pertaining to the lease of equipment or other personal property; (i) providing for any offset, countertrade or barter arrangement; (j) involving a material distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by the Company at will or by giving notice of 30 days or less, without liability; (k) involving a joint venture; (l) involving management services, consulting services, support services or any other similar services including, without limitation, service agreements under which the Company is required to provide services to insurers, self-insured employees or any governmental or private health plan, managed-care plan or other similar Person; (m) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise; (n) pursuant to which the Company provides services or products, including, without limitation, the sub-contracting by the Company to any other Person, or by any other Person to the Company, of any services or the manufacturing of any products; (o) relating to a teaming arrangement; or (p) any other material contract or agreement. The Company has provided to the Buyer true and complete copies of each such Contract, as amended to date. Each Contract listed on Schedule 4.15 (or required to be listed on Schedule 4.15) is a valid, binding and enforceable obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors' rights and remedies generally. With respect to the Contracts listed on Schedule 4.15 (or required to be listed on Schedule 4.15): (a) neither the Company nor, to the knowledge of the Company, any other party thereto is in material default under or in violation of any Contract, including any requirement that Company employees must be qualified to work within the labor category descriptions mandated in the Contracts; (b) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation; and (c) the Company has not released any of its material rights under any Contract. Except as set forth on Schedule 4.15, each employee of the Company has executed and delivered to the Company the Company's standard non-disclosure agreement. There is no fact or circumstance that exists that would lead the Company or the Shareholders to believe that any losses will be incurred by the Company upon the completion of any government contract or any subcontract to which the Company is a party or under which the Company provides services or products.

          4.16 Licenses and Permits. Schedule 4.16 sets forth a true and complete list and description of all Permits held by the Company and used by it in the conduct of its business. The Company is in compliance with the terms of such Permits and there is no pending or, to the knowledge of the Company, threatened termination, expiration or revocation of any of the foregoing. Except for the Permits set forth on Schedule 4.16, there are no Permits, whether written or oral, necessary or required for the conduct of the business of the Company.

          4.17  Intellectual Property.

                (a) Schedule 4.17 sets forth a true and complete list of all Intellectual Property, including all licenses or similar agreements for the Intellectual Property to which the Company is a party, either as licensee or licensor, other than (i) Intellectual Property that is both not registered or subject to application for registration and not material to the business, and (ii) so-called "execute by opening" software licenses.

                (b) Except as set forth on Schedule 4.17, (i) the Company owns and possesses all right, title and interest in and to the Intellectual Property, free and clear of all Liens; (ii) the Company has the sole and exclusive right to use the Intellectual Property, other than so-called "off-the-shelf" software; (iii) no claim by any Person contesting the validity, enforceability or ownership of any of the Intellectual Property has been made, is currently outstanding or is threatened and there are no grounds for the same; (iv) no loss or expiration of any part of the Intellectual Property is pending or reasonably foreseeable; (v) the Company has not received any notices of, and is not aware of any facts that indicate a likelihood of, any infringement or misappropriation by, or conflict with, any Person with respect to the Intellectual Property; and (vi) the Company has not infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any Person, and neither the Company nor any Shareholder is aware of any infringement, misappropriation or conflict that will occur as a result of the continued operation of the business of the Company, nor has the Company or any of the Shareholders received any demand or request that the Company license any rights from any Person.

                (c) The Intellectual Property comprises all of the intellectual property rights necessary for the operation of the business of the Company as conducted. The transactions contemplated by this Agreement and the Ancillary Agreements will have no adverse effect on the Company's right, title and interest in and to the Intellectual Property. The Company has taken all necessary action to maintain and protect the Intellectual Property so as to not adversely affect the validity or enforceability of the Intellectual Property. To the knowledge of the Company, the owners of any Intellectual Property licensed to the Company have taken all necessary and desirable action to maintain and protect that portion of the Intellectual Property subject to such licenses. The Company is not in default under the terms of any license agreement to which it is a party, including, without limitation, those provisions related to number of users, named users, or authorized or system users.

          4.18 Insurance. Schedule 4.18 sets forth a true and complete list and brief description of all policies of, and binders evidencing, life, fire, workmen's compensation, product liability, errors and omissions, general liability and other forms of insurance, including title insurance, owned or maintained by the Company. Such policies are in full force and effect, and the Company is not in default under any of them. No notice of cancellation or termination or nonrenewal has been received with respect to any such policy. During the last three years, the Company has not been refused any insurance with respect to its business or its assets, nor has coverage been limited by any insurance carrier to which the Company has applied for insurance or with which the Company has carried insurance. No event relating to the Company has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any of the insurance policies set forth on Schedule 4.18. Except as set forth on Schedule 4.18, the insurance maintained by the Company is sufficient to comply with all applicable Laws and Contracts to which the Company is a party. To the knowledge of the Shareholders, no insurance carrier providing insurance to the Company is in receivership, conservatorship, liquidation or similar proceedings, and no such proceeding with respect to any such carrier is imminent.

          4.19  Financial Statements.

                (a) Schedule 4.19(a) sets forth true and complete copies of (i) the audited balance sheets of the Company as of December 31, 2002, 2001 and 2000, and the related audited statements of income, shareholders' equity and cash flows for the fiscal years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the "Financial Statements"), and (ii) the unaudited balance sheet of the Company as of August 31, 2003, and the related unaudited statement of income for the eight-month period then ended (the "Interim Financial Statements").

                (b) The Financial Statements fairly present, in all material respects, the financial condition, results of operations, Shareholders' equity and cash flows of the Company at the dates and for the time periods indicated and have been prepared and reviewed by the management of the Company in accordance with GAAP, consistently applied throughout the periods indicated. The Interim Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Company at the date and for the period indicated and have been prepared and reviewed by the management of the Company in accordance with GAAP, consistent with the Financial Statements, except for the absence of footnote disclosure and any customary year-end adjustments. The Financial Statements and the Interim Financial Statements were derived from the books and records of the Company.

                (c) The Company's books and records for each and every government contract are maintained in full compliance with the requirements and standards of the Defense Contract Auditing Agency and all other applicable governmental or agency Laws, rules and requirements. Except as set forth on Schedule 4.19(c), the Company: (i) has no significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and disclosure controls and procedures that could adversely affect the Company's ability to record, process, summarize and report financial information; (ii) has not made any changes in the Company's internal controls over financial reporting, disclosure controls and procedures or other factors that could materially affect or has materially affected internal controls over financial reporting or disclosure controls or procedures during or subsequent to any of the periods covered by the Financial Statements and the Interim Financial Statements, including any corrective actions taken with regard to significant deficiencies and material weaknesses; and (iii) has not committed any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting and disclosure controls and procedures.

          4.20 Undisclosed Liabilities. The Company does not have any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the date of this Agreement, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the date of this Agreement, except (i) liabilities reflected in the Financial Statements,
(ii) liabilities that have arisen after the date of the Financial Statements in the Ordinary Course of Business; or (iii) as otherwise set forth on Schedule 4.20.

          4.21 Accounts Receivable. All accounts and notes receivable of the Company represent sales actually made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by the Company. The reserve on the Financial Statements against the accounts receivable for returns and bad debts has been calculated in a manner consistent with past practice. All of the accounts and notes receivable of the Company are, in the aggregate, collectible in full, net of the reserve therefor, in the Ordinary Course of Business. No counter claims, defenses or offsetting claims with respect to the accounts or notes receivable of the Company are pending or threatened. All of the accounts and notes receivable of the Company relate solely to sales or services to customers of the Company, none of whom are Shareholders or Affiliates of the Company or the Shareholders.

          4.22 Bank Accounts. Schedule 4.22 sets forth a true and complete list of the name and address of (a) each bank with which the Company has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto and (b) the name of each Person holding a power of attorney on behalf of the Company.

          4.23 Indebtedness. Schedule 4.23 sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness outstanding with respect to the Company as of the dates indicated in such schedule. All Indebtedness outstanding with respect to the Company indicated on Schedule 4.23 may be prepaid at any time without premium or penalty.

          4.24  Taxes.

                (a) All Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company, to the extent required to be filed on or before the date of this Agreement, have been filed when due in accordance with all applicable Laws.

                (b) All Returns with respect to Pre-Closing Tax Periods correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Company. The Company is not a beneficiary of any extension of time within which to file any Return.

                (c) No Return of the Company with respect to any Pre-Closing Tax Period has ever been audited by any Taxing Authority.

                (d) The Company does not have any Tax liabilities (whether due or to become due) with respect to the income, property and operations of the Company that relate to any Pre-Closing Tax Period, except for Tax liabilities reflected in the Financial Statements or that have arisen after the date of the Financial Statements in the Ordinary Course of Business.

                (e) The Company is not a party to any contract under which any Person may receive payments characterized as "excess parachute payments" within the meaning of Section 280G of the Code.

                (f) All Taxes owed by the Company (whether or not shown as due and payable on any Return) have been timely paid or withheld and remitted to the appropriate Taxing Authority.

                (g) Neither the Company nor any member of any affiliated, consolidated, combined or unitary group of which the Company is or has been a member has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired.

                (h) There is no action, suit or proceeding now pending, no claim, audit or investigation now pending of which any of the Shareholders is aware or any action, suit, claim, audit or investigation threatened against or with respect to the Company in respect of any Tax.

                (i) There are no Liens for Taxes upon the assets or properties of the Company, except for Permitted Liens.

                (j) The Company has not been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent.

                (k) Schedule 4.24 contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by the Company.

                (l) Neither the Company nor any of the Shareholders has received notice of any claim by a Governmental Authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that Governmental Authority.

                (m) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

                (n) The Company has disclosed on its federal income Tax Returns all positions taken in such Returns that could give rise to a substantial understatement of federal income Tax within the meaning of
    Section 6662 of the Code.

                (o) Neither the Company nor any Person on behalf of the Company has entered into any agreement or consent pursuant to Section 341(f) of the Code.

                (p) The Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Laws of any jurisdiction) as a result of change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of the Company for any Pre-Closing Tax Period.

                (q) The Company is not a party to any Tax allocation or sharing agreement.

                (r) The Company (and any predecessor) has been a validly electing S corporation, as defined in Sections 1361 and 1362 of the Code, since January 1, 1996 and will be an S corporation up to the date of this Agreement.

          4.25  Customers, Suppliers and Subcontractors.

                (a) Schedule 4.25(a) sets forth all customers that accounted for 3% or more of the revenues of the Company for each of the years ended December 31, 2002, 2001 and 2000 ("Material Customers"). Except as set forth on Schedule 4.25(a), (i) all Material Customers continue to be customers of the Company and none of such Material Customers has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2002, and the Company does not have any knowledge that such reduction will occur; (ii) no Material Customer has terminated its relationship with the Company or has threatened to do so; (iii) the Company is not involved in any claim, dispute or controversy with any Material Customer; and (iv) the Company is not involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate could reasonably be anticipated to have a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company.

                (b) Schedule 4.25(b) sets forth the 10 largest suppliers of the Company for each of the years ended December 31, 2002, 2001 and 2000 ("Material Suppliers"). Except as set forth on Schedule 4.25(b), (i) all Material Suppliers continue to be suppliers of the Company and none of such Material Suppliers has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2002, and the Company does not have any knowledge that such reduction will occur; (ii) no Material Supplier has terminated its relationship with the Company or has threatened to do so; (iii) the Company is not involved in any claim, dispute or controversy with any Material Supplier; and (iv) the Company is not involved in any claim, dispute or controversy with any of its other suppliers that, individually or in the aggregate, could reasonably be anticipated to have an adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company. No supplier to the Company represents the sole source of supply available for goods and services used in the conduct of the Company's business.

                (c) Schedule 4.25(c) sets forth the 10 largest subcontractors engaged by the Company for each of the years ended December 31, 2002, 2001 and 2000 ("Material Subcontractors"). Except as set forth on Schedule 4.25(c), (i) all Material Subcontractors continue to be available to the Company to be engaged as subcontractors and none of such Material Subcontractors has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2002, and the Company does not have any knowledge that such reduction will occur; (ii) no Material Subcontractor has terminated its relationship with the Company or has threatened to do so; (iii) the Company is not involved in any claim, dispute or controversy with any

    Material Subcontractor; and (iv) the Company is not involved in any claim, dispute or controversy with any of its other subcontractors that, individually or in the aggregate, could reasonably be anticipated to have an adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company. No subcontractor of the Company represents a sole source of supply for work and services used in the conduct of the Company's business.

          4.26 Disclosure. Neither the Shareholders nor the Company has withheld from the Buyer any material facts relating to the assets, properties, liabilities, business operations, financial condition, results of operations or prospects of the Company's business. Neither this Agreement (including the exhibits and schedules hereto) or the Ancillary Agreements nor any other agreement, document, certificate or written statement furnished to the Buyer by or on behalf of the Company in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereunder or thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

          4.27 Related Party Transactions. Except as set forth on Schedule 4.27, none of the Company, the Shareholders or any of their respective Affiliates, nor any current or former director, officer or employee of the Company, (a) has or during the last three fiscal years has had any direct or indirect interest (i) in, or is or during the last three fiscal years was, a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company or (ii) in any material property, asset or right that is owned or used by the Company in the conduct of its business or (b) is, or during the last three fiscal years has been, a party to any agreement or transaction with the Company. There is no outstanding Indebtedness of any current or former director, officer, employee or consultant of the Company or any Shareholder or any of their Affiliates to the Company.

          4.28 Brokers. Other than Windsor Group, LLC, no Person has acted directly or indirectly as a broker, finder or financial advisor for the Company or the Shareholders in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or the Shareholders.

          4.29  Investment Intent and Experience.

                (a) Investment Intent. The Shareholders are acquiring the Company Stock for their own account for investment and not with a view to, or for sale in connection with any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the Ancillary Agreements, the Shareholders have no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. The Shareholders represent that they have not been organized, reorganized or recapitalized specifically for the purpose of investing in the Parent.

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

                (b) Experience. The Shareholders have had the opportunity to ask questions and receive answers concerning the Parent and the Company Stock. The officers of the Parent have made available to the Shareholders any and all written information that they have requested and have answered to the Shareholders' satisfaction all inquiries made by the Shareholders regarding the business of the Parent and the transactions contemplated by this Agreement. The Shareholders have sufficient knowledge and experience in finance and business that they are capable of evaluating the risks and merits of their investment in the Parent and the Shareholders are able financially to bear the risks thereof.

            ARTICLE V : REPRESENTATIONS AND WARRANTIES OF THE PARENT

    The Parent hereby represents and warrants to each of the Shareholders as follows:

          5.1 Existence and Good Standing. The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio.

          5.2 Power. Each of the Parent and the Buyer has the corporate power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements to which it is a party.

          5.3 Validity and Enforceability. Each of the Parent and the Buyer has the capacity to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. This Agreement and each of the Ancillary Agreements to which each of the Parent and the Buyer is a party have been duly authorized, executed and delivered by the Buyer and the Parent, as applicable, and, assuming due execution and delivery by each of the Shareholders, represent the legal, valid and binding obligation of the Buyer and the Parent, as applicable, enforceable against the Buyer and the Parent, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors' rights and remedies generally. No further action on the part of the Buyer or the Parent is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

          5.4 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Buyer or the Parent of its obligations hereunder or thereunder will violate or conflict with the Buyer's Articles of Incorporation or Code of Regulations, the Parent's Certificate of Incorporation or Bylaws, or any material contract (as that term is used in Item 601(b)(10) of Regulation S-K), Law or Order.

          5.5 Consents. No consent, approval or authorization of any third party or Governmental Authority is required in connection with the execution and delivery by the Buyer and the Parent of this Agreement or the Ancillary Agreements, as applicable, or the consummation of the transactions contemplated hereby or thereby.

          5.6 Brokers. Except as set forth on Schedule 5.6, no Person has acted directly or indirectly as a broker, finder or financial advisor for the Buyer or the Parent in

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

connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Buyer or the Parent.

          5.7 Valid Issuance of Parent Common Stock. Assuming the accuracy of the representations and warranties of the Shareholders contained in Article IV hereto, the Parent Common Stock that is being issued by the Parent hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, will be free of restrictions on transfer other than under applicable state and federal securities laws.

                            ARTICLE VI : TAX MATTERS

          6.1 Returns. The accountant for the Shareholders Representative shall prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company that are due with respect to any Pre-Closing Tax Period and shall have authority to determine the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company will be reported or disclosed in such Returns; provided, however, that such Returns will be prepared by treating items on such Returns in a manner consistent with past practice with respect to such items, unless otherwise required by Law. The Shareholders Representative shall provide to the Buyer drafts of all Returns required to be prepared and filed by the Company with respect to any Pre-Closing Tax Period under this Section 6.1 at least 15 days prior to the due date for the filing of such Returns (including any extensions). Prior to the due date for the filing of such Returns (including any extensions), the Buyer will notify the Shareholders Representative of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the Buyer may have to any items set forth on such draft Returns (a "Dispute Notice"). The Buyer and the Shareholders Representative shall consult and resolve in good faith any such objection. The Shareholders Representative shall not file, or cause to be filed, any return without the prior written consent of the Buyer, which consent will not be unreasonably withheld or delayed; provided, however, that no such consent will be required if the Buyer shall not have timely delivered a Dispute Notice or the objections contained in such Dispute Notice have been finally resolved.

          6.2 Apportionment of Taxes. All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to a taxable year or other taxable period beginning before and ending after the date of this Agreement will be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (a) in the case of Taxes other than income Taxes and sales and use Taxes, on a per diem basis and (b) in the case of income Taxes and sales and use Taxes, as determined from the books and records of the Company, between Pre-Closing and Post-Closing Tax Periods as though the taxable year of the Company terminated at the close of business on the date of this Agreement, and based on accounting methods, elections and conventions that do not have the effect of distorting income and expenses. Any deferred items triggered into income by Treas. Reg. (S)(S) 1.1502-13 and 1.1502-14 and any excess loss accounts taken into income under Treas. Reg. (S)(S) 1.1502-19 as a result of this transaction will for these purposes be apportioned to a Pre-Closing Tax Period. The Shareholders will be liable for the payment of all Taxes of the Company that are attributable to any Pre-Closing Tax Period whether shown on any original Returns or amended Returns for the period referred to in such Returns to the extent such Taxes exceed the accruals therefor set forth on the unaudited balance sheet of the Company as of August 31, 2003. The Buyer will be liable for the payment of all Taxes that are attributable to any Post-Closing Tax Period. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Buyer or the Company in connection with this Agreement and the Ancillary Agreements will be borne and paid equally by the Shareholders, on the one hand, and the Buyer, on the other hand, when due, and the Shareholders, at the shared expense of Buyer, on the one hand, and the Shareholders, on the other hand, will cause to be filed all necessary Returns and other documentation with respect to all such Taxes and fees.

          6.3 Cooperation; Audits. In connection with the preparation of Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all Pre-Closing Tax Periods, the Buyer and the Company, on the one hand, and the Shareholders, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Tax Authorities as to the imposition of Taxes.

          6.4 Controversies. The Buyer shall promptly notify the Shareholders Representative in writing upon receipt by the Buyer or any Affiliate of the Buyer (including the Company after the date of this Agreement) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period for which the Shareholders may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a "Tax Matter"). The Shareholders Representative, at the expense of the Shareholders, will have the exclusive authority to represent the interests of the Company with respect to any Tax Matter before the IRS or any other Tax Authority and will have the sole right to extend or waive the statute of limitations with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Returns and settling audits; provided, however, that no Shareholder will enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of the Buyer, the Company or any Affiliate of the foregoing for any Post-Closing Tax Period, including the portion of a period beginning before the date of this Agreement and ending after the date of this Agreement, without the prior written consent of the Buyer, which consent may not be unreasonably withheld or delayed. The Shareholders Representative shall keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Shareholders Representative shall, in good faith, allow the Buyer to consult with him regarding the conduct of or positions taken in any such proceeding.

          6.5 Amended Returns. The Shareholders Representative may not file or cause or permit to be filed any amended Returns that affect or may affect the Tax liability of the Buyer, the Company or any Affiliate of the foregoing for any Post-Closing Tax Period, including the portion of a period beginning before the date of this Agreement and ending after the date of this Agreement, without the prior written consent of the Buyer, which consent may not be unreasonably withheld or delayed. The Buyer shall not file or cause to be filed any amended

Returns covering any period or adjusting any Taxes for a period that includes any period prior to the date of this Agreement without the prior written consent of the Shareholders Representative, which consent may not be unreasonably withheld or delayed. The Shareholders shall cooperate with the Company and the Buyer in obtaining Tax refunds, including through the filing of amended Returns or refund claims. The Buyer shall pay or cause to be paid to the Shareholders any Tax refunds received by the Buyer attributable to any Pre-Closing Tax Period.

                             ARTICLE VII : REMEDIES

          7.1 General Indemnification Obligation. The Shareholders shall jointly and severally indemnify and hold harmless the Company, the Parent, the Buyer and their officers, directors, employees, and agents and the Company's and the Buyer's Affiliates from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including, without limitation, reasonable attorneys' fees) and disbursements (collectively "Losses") sustained by any of such Persons based upon, arising out of or otherwise in respect of (a) any inaccuracies in or any breach of any representation, warranty, covenant or agreement of any of the Shareholders contained in this Agreement (including any schedule or exhibit attached hereto) or any Ancillary Agreement, (b) the operation of the Company prior to the date of this Agreement, other than those Losses relating solely to product warranties of the Company, (c) any Indebtedness or Selling Expenses not fully paid on the date of this Agreement, or (d) any Taxes attributable to any Pre-Closing Tax Period not fully paid when due and payable. The Buyer and the Parent shall indemnify and hold harmless the Shareholders from and against any and all Losses actually sustained by any of such Persons based upon, arising out of or otherwise in respect of any inaccuracies in or any breach of any representation, warranty, covenant or agreement of the Buyer or the Parent contained in this Agreement (including any schedule or exhibit attached hereto) or any Ancillary Agreement to which the Buyer or the Parent, as applicable, is a party.

          7.2   Notice and Opportunity to Defend.

                (a) Notice of Asserted Liability. As soon as is reasonably practicable after the Shareholders, on the one hand, or the Buyer or the Parent, on the other hand, becomes aware of any claim that such party has under Section 7.1 that may result in a Loss (a "Liability Claim"), such party (the "Indemnified Party") shall give notice of such Liability Claim (a "Claims Notice") to the other party or parties (the "Indemnifying Party"). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 7.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

                (b) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 30 days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any

    Liability Claim in respect of which indemnity may be sought under this
    Article VII, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the (i) defense of such Liability Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party;
    (ii) Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) Liability Claim solely seeks (and continues to seek) monetary damages; and
    (iv) Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party may only satisfy and discharge the Liability Claim in accordance with the limits set forth in this Agreement (the conditions set forth in clauses (i) through (iv) are, collectively, the "Litigation Conditions"). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 7.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 7.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim; provided, however, that if (i) any of the Litigation Conditions ceases to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, (ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party. The Indemnified Party has the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party.

          7.3   Survivability; Limitations.

                (a) The representations and warranties of the Shareholders and the Parent contained in this Agreement or in any Ancillary Agreement will survive for a period ending on March 31, 2005 (the "Expiration Date"); provided, however, that (i) the Expiration Date for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties set forth in Sections 4.12 (Labor Matters), 4.13 (Employee Benefit Plans),
    4.14 (Environmental) and 4.24 (Taxes) will be the expiration of the applicable statute of limitations as extended; (ii) there will be no Expiration Date for any Liability Claim relating to claims based on fraud or a breach of or inaccuracy in the representations and warranties set forth in Sections 4.1 (Existence and Good Standing),

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

    4.2 (Power), 4.3 (Validity and Enforceability), 4.4 (Capitalization of the Company), 4.5 (No Conflict), 4.6 (Consents), 4.7 (Property), 4.21 (Accounts Receivable), 4.23 (Indebtedness) and 4.28 (Brokers) (the representations and warranties identified in clauses (i) and (ii) above, the "Excluded Representations"); and (iii) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 7.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the Shareholders and the Buyer or the Parent contained in this Agreement will survive after the date of this Agreement for an indefinite period.

                (b)   Notwithstanding anything to the contrary contained in this
    Article VII, the Shareholders will not have any liability as a result of any breach of or inaccuracy in any representation or warranty referred to in this Agreement (other than the Excluded Representations), until the aggregate amount of all such Losses sustained by the Parent or the Buyer exceeds the lesser of 1% of the Purchase Price or $150,000, in which case the Shareholders will be jointly and severally liable for all such Losses without regard to such amount.

                (c) The maximum aggregate joint and several obligation of the Shareholders to the Buyer or the Parent pursuant to Section 7.1 on account of any breach of any representation or warranty (excluding the Excluded Representations) made by the Shareholders in this Agreement will not exceed the greater of 25% of the Purchase Price or $3,000,000.

                (d)   Notwithstanding anything to the contrary contained in this
    Article VII, the Shareholders will be jointly and severally liable for all indemnification obligations to the Buyer or the Parent pursuant to this Agreement.

                (e) Notwithstanding anything to the contrary in this Agreement, the Shareholders do not have any individual right to assert any Liability Claim under this Article VII, and any and all Liability Claims on behalf of the Shareholders may be brought only by the Shareholders Representative.

                (f) The amount of any Loss subject to indemnification will be calculated net of seventy-five percent (75%) of any insurance proceeds actually received by the Indemnified Party on account of such Loss. The Indemnified Party shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

          7.4 Specific Performance. Each party's obligation under this Agreement is unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

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

          7.5 Setoff. The Buyer and the Parent will be entitled to recover any indemnification payment or other amounts due from a Shareholder by setting off and retaining any amounts due or to become due from the Buyer or the Parent to any Shareholder; provided, however, that it is expressly understood and agreed that no amounts may be offset or retained until there has been a final non-appealable determination as to the Buyer's or the Parent's, as applicable, entitlement to indemnification and as to the amount, if any, that the Buyer or the Parent is entitled to receive thereunder.

          7.6   Shareholders Representative.

                (a) Shareholders Representative; Power and Authority. Each Shareholder hereby appoints the Shareholders Representative as agent and attorney-in-fact for each such Shareholder, for and on behalf of each such Shareholder, with full power and authority to represent each Shareholder and such Shareholder's successors and assigns with respect to all matters arising under this Agreement and the Ancillary Agreements (other than the Non-Competition Agreement and the Employment Agreements) and all actions taken by the Shareholders Representative under this Agreement or such Ancillary Agreements will be binding upon each such Shareholder and such Shareholder's successors and assigns as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Shareholders Representative shall have full power and authority, on behalf of each Shareholder and such Shareholder's successors and assigns, to interpret the terms and provisions of this Agreement, to dispute or fail to dispute any Liability Claim under this Agreement or any such Ancillary Agreements, to negotiate and compromise any dispute that may arise under this Agreement or any such Ancillary Agreements and to sign any releases or other documents with respect to any such dispute. A Shareholder will be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Shareholders Representative signs on behalf of such Shareholder.

                (b) Liability. In performing any of its duties under this Agreement or upon the claimed failure to perform its duties under this Agreement, the Shareholders Representative will not be liable to the Shareholders for any Losses that the Shareholders may incur as a result of any act, or failure to act, by the Shareholders Representative under this Agreement, and the Shareholders Representative shall be indemnified and held harmless by the Shareholders for all Losses; provided, however, that the Shareholders Representative will not be entitled to indemnification for Losses to the extent that a court of competent jurisdiction has finally determined that the actions or omissions of the Shareholders Representative both (i) were taken or omitted not in good faith and (ii) constituted willful default under this Agreement. Accordingly, the Shareholders Representative will not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of counsel given with respect to any questions relating to the duties and responsibilities of the Shareholders Representative under this Agreement or the Ancillary Agreements or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement or any Ancillary Agreement, not only as to its due execution and to the validity and effectiveness of such document's provisions, but also as to the truth and accuracy of any information contained in such document, which the

    Shareholders Representative does in good faith believe to be genuine, to have been signed or presented by the purported proper Person or Persons and to conform with the provisions of this Agreement or the Ancillary Agreements. The limitation of liability provisions of this Section 7.6(b) shall survive the termination of this Agreement and the resignation of the Shareholders Representative.

                          ARTICLE VIII : MISCELLANEOUS

          8.1 Further Assurances. From and after the date of this Agreement, at the request of the Buyer, the Shareholders and the Shareholders Representative shall execute and deliver or cause to be executed and delivered to the Buyer or the Company such deeds, bills of sale, assignments or other instruments to the Buyer or the Company, in addition to those required by this Agreement, as the Buyer or the Company may reasonably request, in order to implement the transactions contemplated by this Agreement and the Ancillary Agreements.

          8.2 Press Release and Announcements. Subject to applicable Law and exchange rules, the Shareholders, the Company, the Parent and the Buyer may not issue any press release or other public announcement relating to the subject matter of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby unless such press release or public announcement is mutually agreed to by the Shareholders Representative and the Buyer.

          8.3 Expenses. Except as otherwise provided in this Agreement with respect to Selling Expenses, each of the parties shall bear its respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

          8.4 No Assignment. The rights and obligations of the parties under this Agreement may not be assigned without the prior written consent of the other party. Notwithstanding the previous sentence, the Buyer or the Parent may, without the consent of the Shareholders, assign its rights under this Agreement to any of its Affiliates.

          8.5 Headings. The headings contained in this Agreement are included for purposes of convenience only and do not affect the meaning or interpretation of this Agreement.

          8.6 Integration, Modification and Waiver. This Agreement, together with the exhibits, schedules and certificates or other instruments delivered under this Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings of the parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Buyer, the Shareholders Representative and the Parent. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

          8.7 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any

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

of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. The word "knowledge" shall mean knowledge of the officers and directors of the Company obtained or obtainable after due inquiry and reasonable investigation.

          8.8 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

          8.9 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched),
(c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:

                If to the Company:

                      International Consultants, Inc.
                      4032 Linden Avenue
                      Dayton, Ohio 45432
                      Attention: David S. Gutridge
                      Facsimile No.: (937) 252-8240

                with a copy to:

                      Jones Day
                      North Point
                      901 Lakeside Avenue
                      Cleveland, Ohio 44114
                      Attention: Denise A. Carkhuff, Esq.
                      Facsimile No.: (216) 579-0212

                If to the Shareholders:

                      Mr. Vishal Soin
                      33 West First Street #200
                      Dayton, Ohio 45402
                      Facsimile: (937) 222-4329

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                      Mr. Amol Soin
                      33 West First Street #200
                      Dayton, Ohio 45402
                      Facsimile: (937) 222-4329

                      Mrs. Indu Soin
                      33 West First Street #200
                      Dayton, Ohio 45402
                      Facsimile: (937) 222-4329

                with a copy to:

                      Coolidge, Wall, Womsley & Lombard
                      33 West First Street, Suite 600
                      Dayton, Ohio 45402
                      Attention: Jonas J. Gruenberg, Esq.
                      Facsimile: (937) 223-6705

                If to the Buyer:

                      Modern Technologies Corp.
                      4032 Linden Avenue
                      Dayton, Ohio 45432
                      Attention: Mr. David S. Gutridge
                      Facsimile No.: (937) 252-8240

                      with copies to:

                      Jones Day
                      North Point
                      901 Lakeside Avenue
                      Cleveland, Ohio 44114
                      Attention: Denise A. Carkhuff, Esq.
                      Facsimile No.: (216) 579-0212

                If to the Parent:

                      MTC Technologies, Inc.
                      4032 Linden Avenue
                      Dayton, Ohio 45432
                      Attention: Mr. David S. Gutridge
                      Facsimile No.: (937) 252-8240
                      with copies to:

                      Jones Day
                      North Point
                      901 Lakeside Avenue
                      Cleveland, Ohio 44114
                      Attention: Denise A. Carkhuff, Esq.
                      Facsimile No.: (216) 579-0212

    Any party may change its address or facsimile number for the purposes of this Section 8.9 by giving notice as provided in this Agreement.

          8.10 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

          8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                       [Signatures on the Following Page]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                PARENT:

                                MTC TECHNOLOGIES, INC., a Delaware corporation


                                By: /s/ David S. Gutridge
                                   ----------------------
                                     Name: David S. Gutridge
                                     Title: Executive Vice President and Chief
                                            Financial Officer


                                BUYER:

                                MODERN TECHNOLOGIES CORP., an Ohio corporation


                                By: /s/ David S. Gutridge
                                   ----------------------
                                     Name: David S. Gutridge
                                     Title: Executive Vice President and Chief
                                            Financial Officer

                                SHAREHOLDERS:


                                /s/ Vishal Soin
                                ---------------
                                      Vishal Soin, as a Shareholder


                                  /s/ Amol Soin
                                  -------------
                                      Amol Soin, as a Shareholder


                                  /s/ Indu Soin
                                  -------------
                                      Indu Soin, as a Shareholder